Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post- Effective Amendment No. 2 to Registration Statement on Form S-1 of (a) our report dated January 4, 2017, with respect to the audited financial statements of Bare Metal Standard, Inc. as of October 31, 2016 and for the period from November 12, 2015 (inception) through October 31, 2016 and (b) and our report dated September ___, 2018 with respect to the audited financial statements of Bare Metal Standard, Inc. as of October 31, 2017.

. Our reports contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September ___, 2018